Exhibit 99.2

Voting Form
Shareholder No. [ ]	Number of voting rights: [ ]

Requests to Shareholders

1.      If you are unable to attend the meeting, please indicate your approval or disapproval for each agenda item on this voting form, and return the form by mail so that it arrives to us by 5 p.m. on June 18, 2015.

2.      When you indicate your approval/disapproval for Agenda Item No. 2, if your desire to indicate your approval/disapproval differently for one/some of the candidate(s), please write the number(s) corresponding to such candidate(s), which is/are stated in the “Reference Materials for the Regular Meeting of Shareholders.”

3.      Please put a circle (¡) clearly to indicate your approval/disapproval, using a black ballpoint pen.

4.      If you desire to exercise your voting rights via the Internet, please access the website designated below using the voting right exercising code and password, and exercise your voting rights by 5 p.m. on June 18, 2015. In this case, you need not return this voting form by mail.

To: Panasonic Information Systems Co., Ltd.

I hereby exercise my voting rights as indicated on the right (where “Approve” or “Disapprove” is indicated with a circle), with respect to each agenda item at the 17th Regular Meeting of Shareholders of Panasonic Information Systems Co., Ltd. to be held on June 19, 2015 (including any continued or adjourned meetings).

Date: June [    ], 2015

	Agenda Items	Agenda Item No. 1	Agenda Item No. 2

	Approval/ Disapproval	Approve	Approve
		Disapprove	Disapprove
Failure to indicate approval or disapproval for any agenda item shall be deemed as indication of approval of such item. Panasonic Information Systems Co., Ltd.

If you exercise your voting rights both by returning this voting form and via the Internet, the vote via the Internet will be counted as an effective vote.
If you attend the meeting in person, please submit this voting form at the reception desk without cutting away the right side of this form.				Panasonic Information Systems Co., Ltd.
(Cut here to return this form.)

Request to Shareholders

If you return this voting form by mail, please cut	To: Panasonic Information Systems Co., Ltd.

away this portion and post it so that it arrives to us	c/o Sumitomo Mitsui Trust Bank, Stock Transfer Agency Business Planning Dept.

by 5 p.m. on June 18, 2015.	2-8-4, Izumi, Suginami-ku, Tokyo, 119-0151, Japan

- You need not affix a postal stamp on this	Please keep the following portion clean, since it will be read by the machine.

postcard.

- Please do not use this postcard on and after

June 19, 2015.